Stifel
  Financial                 news
 One Financial Plaza | 501 North Broadway | St. Louis, MO 63102 | (314) 342-2000

For further information contact:
James M. Zemlyak, Chief Financial Officer
(314) 342-2228 zemlyakj@stifel.com

For Immediate Release

Stifel Financial Corp. Completes Acquisition
First Service Bank Changes Name to Stifel Bank and Trust

St. Louis, Missouri - April 2, 2007 - Stifel Financial Corp. (NYSE: "SF") today announced it has successfully completed the acquisition of First Service Financial Company ("FSFC"), and its wholly-owned subsidiary First Service Bank, a St. Louis-headquartered, Missouri chartered bank with approximately $125 million in assets. The purchase price was approximately $38 million in cash, subject to escrow settlement.  As a result of the transaction, Stifel Financial Corp. has become a bank holding company and a financial holding company, subject to the supervision and regulation of The Board of Governors of the Federal Reserve System.  First Service Bank has converted its charter from a Missouri bank to a Missouri trust company and changed its name to "Stifel Bank and Trust."

Company Information

Stifel Financial Corp. operates 174 offices in 28 states and the District of Columbia through its principal subsidiaries, Stifel, Nicolaus & Company, Incorporated, Ryan Beck and Company, Inc. and 3 European offices through Stifel Nicolaus Limited.  Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily to individual investors, professional money managers, businesses, and municipalities.  To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions.  The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: the ability to successfully integrate the companies following the transaction; a material adverse change in the financial condition, results of operations or prospects of Stifel Bank and Trust; the risk of borrower, depositor and other customer attrition after the transaction is completed; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel with the Securities and Exchange Commission.  Forward-looking statements speak only as to the date they are made.  Stifel does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Stifel disclaims any intent or obligation to update these forward-looking statements.

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